EXHIBIT 99.1

ICU Medical, Inc. Reports Strong Third Quarter 2010 Results

Sales Increased 40.3% to $75.7 Million

Diluted EPS Increased 54.8% to $0.65

Company Raises 2010 Revenue and Earnings Guidance

SAN CLEMENTE, Calif., Oct. 18, 2010 (GLOBE NEWSWIRE) -- ICU Medical, Inc., (Nasdaq:ICUI), a leading low cost manufacturer of safe medical connectors, custom medical products and critical care devices, announced results for the third quarter and nine months ended September 30, 2010.

Third quarter of 2010 revenue increased 40.3% to $75.7 million, compared to $54.0 million in the same period last year. Net income for the third quarter of 2010 was $9.0 million, or $0.65 per diluted share, as compared to net income of $6.3 million, or $0.42 per diluted share, for the third quarter of 2009.

For the nine months ended September 30, 2010, revenue increased 29.2% to $209.0 million, compared to $161.7 million in the same period last year. Net income for the nine months ended September 30, 2010, was $20.9 million, or $1.51 per diluted share, compared to net income of $19.1 million, or $1.27 per diluted share, for the same period last year.

Scott Lamb, ICU Medical's Chief Financial Officer, said, "We are pleased with our financial performance during the third quarter which included double-digit improvements in revenue and profitability. Our top-line growth was fueled by positive contributions from all of our product lines, led by CLAVEs, custom products and critical care. Domestic distributor and direct sales increased 38% year over year, while international sales were up 29%."

"During the quarter, we successfully completed the transition of the critical care operations that we purchased last year from Hospira. We also launched operations at our new plant in Slovakia and expect to start shipments of products from this new facility during the fourth quarter. We believe that this new facility will greatly improve our time to market for custom products in Europe. Additionally, we continued to make investments in research and development, quality controls and manufacturing efficiencies, which are essential in maintaining our proven track record of customer satisfaction," concluded Mr. Lamb.

The Company ended the third quarter with a strong balance sheet. As of September 30, 2010, cash, cash equivalents and investment securities totaled $81.9 million and working capital was $168.7 million. Additionally, the Company generated operating cash flow of $18.7 million for the first nine months of 2010.

Fiscal Year 2010 Guidance

Based on the current business trends, management has raised the Company's revenue and earnings per share guidance range for the full fiscal year of 2010. Revenue is now expected to be in the range of $277 million to $282 million, up from the previous guidance of $270 million to $275 million. Diluted earnings are now expected to be in the range of $2.00 to $2.07 per share, compared to the previous guidance of $1.85 to $1.92 per share. Operating cash flow is expected to be in the range of $35 million to $40 million.

Conference Call

The Company will be conducting a conference call concerning its third quarter results today at 4:30 p.m. EDT (1:30 p.m. PDT). The call can be accessed at 866-783-2143, passcode 41883861 or by replay at 888-286-8010, passcode 18772156. The conference call will be simultaneously available by webcast, which can be accessed by going to the Company's website at www.icumed.com, clicking on the Investors tab, clicking on the Webcast icon and following the prompts. The webcast will also be available by replay. Certain information provided as part of that call will be provided on the Company's website at www.icumed.com within 48 hours of the call.

About ICU Medical, Inc.

ICU Medical, Inc. (Nasdaq:ICUI) develops, manufactures and sells innovative medical technologies used in vascular therapy, oncology, and critical care applications. ICU Medical's products improve patient outcomes by helping prevent bloodstream infections, protect healthcare workers and patients from exposure to infectious diseases or hazardous drugs and monitor the hemodynamic status of critical care patients. The Company's complete product line includes custom I.V. systems, closed delivery systems for hazardous drugs, needleless I.V. connectors, catheters and cardiac monitoring systems. ICU Medical is headquartered in San Clemente, California. For more information, visit the Company's web site at www.icumed.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as ''will,'' ''expect,'' ''believe,'' ''could,'' ''would,'' ''estimate,'' ''continue,'' ''build,'' ''expand'' or the negative thereof or comparable terminology, and may include (without limitation) information regarding the Company's expectations, goals or intentions regarding the future, including, but not limited to, statements regarding the timing of the commencement of shipments from the new manufacturing plant in Slovakia and the Company's expectations regarding improved time to market for custom products in Europe; the Company's continued investment in research and development, quality controls and manufacturing efficiencies; and the Company's positioning for continued long-term growth and profitability and delivering value to its shareholders. In addition, forward-looking statements also include the statements under the heading ''Fiscal Year 2010 Guidance.'' These forward-looking statements are based on Management's current expectations, estimates, forecasts and projections about the Company and assumptions Management believes are reasonable, all of which are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to, decreased demand for the Company's products, increased competition from competitors, lack of continued growth or improving efficiencies, increased costs for shipping products and unexpected delays or costs associated with the operation of the manufacturing plant in Slovakia. Future results are subject to risks and uncertainties, including the risk factors, and other risks and uncertainties, described in the Company's filings with the Securities and Exchange Commission, which include those in the Annual Report on Form 10-K for the year ended December 31, 2009 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. Forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ICU Medical, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except per share data)

	September 30, 2010	December 31, 2009
	(unaudited)	(1)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 65,671	$ 51,248
Investment securities	16,225	56,887
Cash, cash equivalents and investment securities	81,896	108,135
Accounts receivable, net of allowance for doubtful accounts of $522 at September 30, 2010 and $324 at December 31, 2009	55,796	47,777
Inventories	43,625	41,327
Prepaid income taxes	2,994	1,994
Prepaid expenses and other current assets	6,748	5,462
Deferred income taxes	4,307	3,243
Total current assets	195,366	207,938

PROPERTY AND EQUIPMENT, net	83,777	77,449
PROPERTY HELD FOR SALE	—	940
GOODWILL	1,478	1,478
INTANGIBLE ASSETS, net	15,256	16,782
DEFERRED INCOME TAXES	3,690	3,710
INCOME TAXES RECEIVABLE	856	856
	$ 300,423	$ 309,153

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 12,056	$ 18,423
Accrued liabilities	14,191	12,884
Deferred revenue	376	2,389
Total current liabilities	26,623	33,696

DEFERRED INCOME TAXES	7,157	5,698
INCOME TAX LIABILITY	4,366	4,754
COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS' EQUITY:
Convertible preferred stock, $1.00 par value Authorized—500 shares; issued and outstanding— none	—	—
Common stock, $0.10 par value — Authorized—80,000 shares; issued 14,855 shares at September 30, 2010 and 14,811 shares at December 31, 2009, outstanding 13,547 shares at September 30, 2010 and 14,239 shares at December 31, 2009	1,485	1,481
Additional paid-in capital	57,112	54,357
Treasury stock, at cost—1,308 and 572 shares at September 30, 2010 and December 31, 2009	(45,533)	(19,881)
Retained earnings	248,804	227,861
Accumulated other comprehensive income	409	1,187
Total stockholders' equity	262,277	265,005
	$ 300,423	$ 309,153

(1) December 31, 2009 balances were derived from audited consolidated financial statements.

ICU Medical, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Amounts in thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

REVENUES:
Net sales	$ 75,589	$ 53,830	$ 208,511	$ 161,307
Other	148	135	451	392
TOTAL REVENUE	75,737	53,965	208,962	161,699

COST OF GOODS SOLD	41,705	28,916	115,876	84,295

Gross profit	34,032	25,049	93,086	77,404

OPERATING EXPENSES:
Selling, general and administrative	18,341	16,751	57,368	48,366
Research and development	1,067	661	2,937	2,016
Total operating expenses	19,408	17,412	60,305	50,382

Income from operations	14,624	7,637	32,781	27,022

OTHER INCOME (EXPENSE)	(215)	419	40	1,042

Income before income taxes	14,409	8,056	32,821	28,064

PROVISION FOR INCOME TAXES	(5,434)	(1,732)	(11,878)	(8,937)

NET INCOME	$ 8,975	$ 6,324	$ 20,943	$ 19,127

NET INCOME PER SHARE
Basic	$ 0.67	$ 0.43	$ 1.54	$ 1.29
Diluted	$ 0.65	$ 0.42	$ 1.51	$ 1.27

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	13,489	14,796	13,605	14,771
Diluted	13,752	15,146	13,838	15,033

ICU Medical, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(unaudited)

	Nine months ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 20,943	$ 19,127
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,796	11,280
Provision for doubtful accounts	154	(25)
Stock compensation	2,568	1,963
Bond premium amortization	1,145	1,703
Loss on disposal/impairment of property and equipment	298	—
Cash provided (used) by changes in operating assets and liabilities, net of assets acquired
Accounts receivable	(7,763)	6,502
Inventories	(2,670)	(1,754)
Prepaid expenses and other assets	(1,874)	(2,425)
Accounts payable	(6,365)	1,655
Accrued liabilities	1,381	(3,240)
Deferred revenue	(2,013)	1,923
Prepaid and deferred income taxes	69	3,517
Net cash provided by operating activities	18,669	40,226

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(16,978)	(10,164)
Assets purchased	—	(30,533)
Proceeds from sale of asset	893	—
Business acquisition, net of cash acquired	—	(5,662)
Change in restricted cash	—	5,497
Purchases of investment securities	(20,853)	(89,940)
Proceeds from sale of investment securities	60,370	85,554
Net cash provided (used) by investing activities	23,432	(45,248)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	903	1,352
Proceeds from employee stock purchase plan	1,576	1,271
Tax benefits from exercise of stock options	708	88
Purchase of treasury stock	(28,648)	(560)
Net cash provided (used) by financing activities	(25,461)	2,151

Effect of exchange rate changes on cash	(2,217)	434

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	14,423	(2,437)

CASH AND CASH EQUIVALENTS, beginning of period	51,248	55,696
CASH AND CASH EQUIVALENTS, end of period	$ 65,671	$ 53,259

NON-CASH INVESTING ACTIVITIES
Accrued liabilities for property and equipment	$ 11	$ —
CONTACT:  ICU Medical, Inc.
          Scott Lamb, Chief Financial Officer
          (949) 366-2183

          ICR, LLC.
          John F. Mills, Senior Managing Director
          (310) 954-1100